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                                  Exhibit 99.3

     Historical Financial Information Reported in the Press Release, dated
                                August 21, 1997


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           Proffitt's, Inc. Reports Record Operating Results for the
                      Second Quarter Ended August 2, 1997

August 21, 1997--Department store retailer Proffitt's, Inc. (NYSE:PFT) today announced record results for the second quarter and six months ended August 2, 1997.

Proffitt's, Inc. ("Proffitt's" or the "Company") acquired Parisian, Inc. ("Parisian") on October 11, 1996, in a transaction accounted for as a purchase. Results below include Parisian beginning on the October 11, 1996 transaction date, due to the purchase accounting treatment. Proffitt's merged with G.R. Herberger's, Inc. ("Herberger's") on February 1, 1997, immediately before the Company's prior fiscal year end. Results below have been restated to include Herberger's for the prior year, due to the pooling of interests accounting treatment. Earnings per share numbers below assume full dilution.

As previously announced, for the second quarter ended August 2, 1997, total Company sales were $492.3 million compared to $343.4 million last year, a 43% increase. On a comparable stores basis (excluding Parisian), total Company sales increased 6% for the quarter over last year.

Prior to the non-recurring items outlined below, net income for the second quarter ended August 2, 1997 totaled $8.0 million, or $.28 per share, compared to $4.6 million, or $.18 per share, in the prior year, a 74% increase. The current quarter earnings performance included a $.01 charge for store pre-opening expenses and a $.06 charge for the amortization of goodwill and tradenames. For the quarter, weighted average shares outstanding totaled 29.2 million this year compared to 25.1 million last year.

As previously announced, certain non-recurring items, principally charges related to the integration of the Parisian, Herberger's, and Younkers businesses and ESOP-related charges were incurred for the second quarter ended August 2, 1997. On a pre-tax basis, these charges totaled $2.4 million ($1.7 million after tax, or $.06 per share). In addition, the Company incurred an extraordinary loss on the early extinguishment of debt during the quarter totaling $1.8 million on a pre-tax basis ($1.1 million after tax, or $.04 per share). For the quarter ended August 3, 1996, non-recurring items, including charges related to the integration of Younkers and ESOP charges, totaled $1.7 million ($1.0 million after tax, or $.04 per share).

After recognition of the non-recurring items outlined above, the Company realized net income of $5.3 million, or $.18 per share, for the quarter ended August 2, 1997, compared to $3.5 million, or $.14 per share, last year.

As previously announced, on a year-to-date basis, total Company sales were $1,018.7 million compared to $708.5 million last year, a 44% increase. On a comparable stores basis (excluding Parisian), year-to-date total Company sales increased 5% over last year.

Prior to the non-recurring items outlined below, net income for the six months ended August 2, 1997 totaled $20.0 million, or $.68 per share, compared to $11.3 million, or $.45 per share, in the prior year, a 77% increase. The current year earnings performance included a $.03 charge for store pre-opening expenses and a $.12 charge for the amortization of goodwill and tradenames.



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For the six months, weighted average shares outstanding totaled 31.0 million this year compared to 25.1 million last year.

For the six months, non-recurring items (including the extraordinary loss) totaled $6.5 million before tax ($4.2 million after tax, or $.13 per share). For the prior year period ended August 3, 1996, non-recurring items totaled $2.4 million before tax ($1.5 million after tax, or $.06 per share).

After recognition of the non-recurring items outlined above, the Company realized net income of $15.8 million, or $.55 per share, for the six months ended August 2, 1997, compared to $9.8 million, or $.39 per share, last year.

Second quarter and year-to-date current and prior year fully diluted earnings per share performance is summarized as follows:

                                                  QUARTER ENDED                SIX MONTHS ENDED
                                             8/2/97          8/3/96         8/2/97         8/3/96
Net income before non-recurring items,
    amortization of goodwill and
    trade-names, and store pre-opening costs  $    .35       $    .20        $    .83       $    .49
Amortization of goodwill and tradenames           (.06)          (.02)           (.12)          (.03)
Store pre-opening costs                           (.01)           ---            (.03)          (.01)
                                              --------       --------        --------       --------
Net income before non-recurring items              .28            .18             .68            .45
Non-recurring items:
    Merger, restructuring, and
         integration costs                        (.04)          (.04)           (.06)          (.10)
Gain on long-lived assets                          ---            ---             ---            .05
ESOP                                              (.02)           ---            (.03)          (.01)
Extraordinary loss on extinguishment of
    debt                                          (.04)           ---            (.04)           ---
                                              --------       --------        --------       --------
Net income after non-recurring items          $    .18       $    .14        $    .55       $    .39


Earnings per share numbers above do not give effect to the Company's 2-for-1 common stock split which will be effective October 15, 1997.

R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., commented, "We are pleased with our strong operating results for the quarter. Prior to non-recurring items, goodwill amortization, and pre-opening costs, we earned $.35 per share, which was a 75% increase over $.20 on the same basis in the prior year."

Mr. Martin continued, "We experienced a solid increase of 6% in comparable store sales for the quarter, and as expected, we realized meaningful improvement in our merchandising margin and in our expense leverage. We begin this fall season with our inventories appropriately balanced and assorted and lower than one year ago on a comparable stores basis. We continue to be well-positioned to achieve our operating plans as we enter the fall season."

Mr. Martin further commented, "We were most pleased with our August 6 opening of our new McRae's store in Biloxi, Mississippi, and we look forward to four other store openings scheduled this fall."


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Proffitt's also announced today that in conjunction with the merger of the
Company's benefit plans, it will terminate Herberger's ESOP on December 31, 1997. As a result, the Company expects to incur a non-recurring third quarter 1997 after-tax, charge of between $6.5 million and $9.5 million (or $.21 to $.31 per share). All but approximately $1.0 million of this charge will be non-cash. Certain unallocated common shares of the Company held by the ESOP, with a value of between $6.5 to $9.5 million, will be allocated to the ESOP participants and will result in the aforementioned non-cash charge. However, upon terminating the ESOP, the Company will receive approximately $10.0 million in cash representing payment of a note receivable from the ESOP. Subsequent to this one-time charge, the Company will incur no future ESOP-related charges.

Proffitt's, Inc. operates five divisions - the Proffitt's Division with 19 stores; the McRae's Division with 30 stores; the Younkers Division with 50 stores; the Parisian Division with 40 stores; and the Herberger's Division with 37 stores. The Company operates 176 stores in twenty-four states with annualized revenues in excess of $2.3 billion.

Contact:

   Proffitt's, Inc., Knoxville
   Julia Bentley, 423/981-6243